Exhibit 99.1

AT&T and American Tower Sign New Multiyear Agreement

Dallas, TX and Boston, MA—September 3, 2019—AT&T* (NYSE: T) and American Tower Corporation (NYSE: AMT) signed a new long-term agreement structured for mutual growth through a simplified leasing process and expanded site development services. The new agreement streamlines wireless network deployments on American Tower’s U.S. sites, enhancing AT&T’s deployment of 5G and other next generation technology across the U.S., including FirstNet, public safety’s dedicated, nationwide communications platform.

“This comprehensive agreement is expected to drive mutual value and growth through a simplified leasing process designed to drive efficiency and flexibility improvements directly benefitting our speed in deploying the latest technologies,” said JR Wilson, Vice President of Tower Strategy and Roaming, AT&T. “This is essential for executing on both our 5G and FirstNet network builds. It ultimately helps us better serve our customers and first responders nationwide.”

The new agreement aligns with AT&T’s commitment to provide its customers, including FirstNet public safety subscribers, with better speeds, reliability and overall performance. This includes a focus on keeping up with booming mobile data usage while improving capacity and coverage across the entire country, especially in underserved rural areas.

“We look forward to this new phase of our long-standing relationship with AT&T,” said Steve Vondran, President - U.S. Tower Division, American Tower Corporation. “This agreement provides for an extended mutually rewarding strategic relationship, and we’re excited to help AT&T deliver the next generation of wireless technology to consumers, businesses and first responders quickly and efficiently.”

*About AT&T Communications
We help family, friends and neighbors connect in meaningful ways every day. From the first phone call 140+ years ago to mobile video streaming, we innovate to improve lives. We have the nation’s fastest wireless network.** And according to America’s biggest test, we have the nation’s best wireless network.*** We’re building FirstNet just for first responders and creating next-generation mobile 5G. With a range of TV and video products, we deliver entertainment people love to talk about. Our smart, highly secure solutions serve nearly 3 million global businesses - nearly all of the Fortune 1000. And worldwide, our spirit of service drives employees to give back to their communities.

AT&T Communications is part of AT&T Inc. (NYSE:T). Learn more at att.com/CommunicationsNews.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information about AT&T products and services is available at about.att.com. Follow our news on Twitter at @ATT, on Facebook at facebook.com/att and on YouTube at youtube.com/att.

© 2019 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

**Based on analysis by Ookla® of Speedtest Intelligence® data average download speeds for Q2 2019.
***GWS OneScore, September 2018.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 171,000 communications sites. For more information about American Tower, please visit www.americantower.com.

For more information, contact:
AT&T
Jeff Kobs
Corporate Communications
Phone: (214) 236-0113
Email: jk4097@att.com

American Tower
Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500